Exhibit 99.1

Media Relations Jason Shockley tel: +1 561.322.7325 jshockley@adt.com

ADT ANNOUNCES APPOINTMENT OF

MATT WINTER TO BOARD OF DIRECTORS

BOCA RATON, Fla., March 6, 2018 – ADT Inc. (NYSE: ADT), the leading provider of monitored security and interactive home and business automation solutions in the United States and Canada, today announced the appointment of Matt Winter as the newest member of the company’s Board of Directors.

Mr. Winter most recently served as the president of The Allstate Corporation and CEO of Allstate Life Insurance Company. Before joining Allstate, Winter held numerous senior executive positions at large financial institutions and insurance providers. He served as vice chairman of American International Group, where he was responsible for a number of business units with global reach. He served as president and CEO for AIG’s American General domestic life companies, AIG’s expansive North American life insurance operations. Winter also spent more than 12 years on active duty with the U.S. Army and nine years in the U.S. Army Reserves. He currently serves on the board of H&R Block, Inc., as well as on the board of Feeding America, the nation’s leading hunger-relief charity. Matt has also been a loyal ADT customer for more than 20 years.

“We are thrilled that Matt Winter has agreed to join ADT’s Board of Directors as our newest member,” said Timothy J. Whall, ADT Chief Executive Officer. “Matt’s vast operational experience and leadership within a leading services-based business, will serve as an invaluable asset to our Board of Directors as we continue to redefine the security market.”

“ADT is the most recognizable name in security, and there is energy and momentum for strategic growth through innovative products and partnerships, operational excellence, and laser focus on the customer,” said Mr. Winter. “I am honored for the opportunity to serve on the ADT Board of Directors, and I look forward to working alongside this talented team as the next chapter of the ADT story unfolds.”

Winter earned his bachelor of science from the University of Michigan, his juris doctor from the Albany Law School of Union University and a master of laws from the University of Virginia School of Law. He is also a graduate of Harvard Business School’s Advanced Management Program.

About ADT

ADT is a leading provider of security and automation solutions for homes and businesses in the United States and Canada, people on-the-go and their networks. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel more safe and empowered. ADT is headquartered in Boca Raton, Florida and employs more than 18,000 people in the United States and Canada.